Exhibit 99.1
Hillman Group Announces an Amendment to Its Senior Credit Agreement
CINCINNATI, Aug. 13 /PRNewswire-FirstCall/ — The Hillman Companies, Inc. (the “Company” or “Hillman”), announced today that, effective August 7, 2009, the Company, through the Hillman Group, entered into an Amended and Restated Credit Agreement which amended its revolving credit and senior term loan (“Amended Senior Credit Agreement”). Lenders representing 82.3% of the outstanding balance of the revolving credit and term loan consented to the Amended Senior Credit Agreement (“Consenting Lenders”). For the outstanding lender commitments not consenting to the amendment (“Non-Consenting Lenders), pricing and amortization of the revolving credit and term loan remain unchanged. Under the terms of the Amended Senior Credit Agreement the Consenting Lenders agreed to extend the Senior Credit Agreement to March 31, 2012. Amortization of the Term Loan will be 1.5% per quarter beginning September 1, 2009, with the remainder due at maturity. Pricing on the Term Loan is increased from LIBOR plus a margin of 2.75% to LIBOR plus a margin of 4.50%. The fixed charge and interest coverage covenants are extended for 12 months while the leverage covenant is extended 12 months and increased .25 to 3.0 times from March 31, 2010 to March 31, 2012. Additionally, the Amended Senior Credit Agreement includes a $30 million delayed draw term loan (“Delayed Draw”) which can be used only to fund all or a portion of the amortization payments for the Non-Consenting Lenders. The Delayed Draw pricing, covenants, terms and conditions are the same as under the Amended Senior Credit Agreement.
The Amended Senior Credit Agreement extends the Revolver credit line to March 31, 2012 and reduces it to $20 million. Pricing on the Revolver credit line is increased from LIBOR plus a margin of 2.75% to LIBOR plus a margin of 4.50% and the unused commitment fee is increased 25 basis points to 75 basis points.
In connection with the Amended Senior Credit Agreement the Subordinated Loan Agreement is amended to extend the maturity date to September 30, 2012 and increase the interest rate from 10% to 12.5%. Covenant levels are extended and modified consistent with the Senior Credit Agreement.
Hillman sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico, and South America. Their product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items, such as tags, letters, numbers and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.
For more information on the Company, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.